UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2007

ATHEROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-31261	58-2108232
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

8995 Westside Parkway
Alpharetta, GA  30004
(Address of principal executive offices)

Registrant's telephone number, including area code (678) 336-2500

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) AtheroGenics, Inc. announced the resignation of Robert A.D. Scott, M.D., Executive Vice President, Research and Development and Chief Medical Officer, effective as of October 17, 2007.

(e) In connection with Dr. Scott’s resignation, AtheroGenics terminated the employment agreement dated September 25, 2006, between Dr. Scott and AtheroGenics (the “Employment Agreement”).  In accordance with the terms of the Employment Agreement, if Dr. Scott signs and does not revoke a general release of the Company and its directors, officers and affiliates, Dr. Scott will receive a payment equal to one and one half times his current salary and a bonus payment equal to one and one half times his target incentive compensation for 2007.  The severance amount payable to Dr. Scott will be paid in a lump sum cash payment on April 18, 2008 (together with interest from the date of termination to the delayed payment date).  In addition, AtheroGenics will accelerate the vesting of stock options that otherwise would vest within 18 months of Dr. Scott’s termination.

Dr. Scott may also elect continuation coverage under AtheroGenics’ group health plan until the earlier of (1) the 18 month anniversary of Dr. Scott’s termination and (2) the date on which Dr. Scott commences employment with a new employer and is eligible to participate in its healthcare benefits program.

Pursuant to the Employment Agreement, Dr. Scott is prohibited from competing with AtheroGenics and from soliciting certain customers, joint venture partners or AtheroGenics employees for a one-year period following his termination.  In addition, Dr. Scott is prohibited from disclosing certain confidential information for a five-year period following his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHEROGENICS, INC.

Date: October 23, 2007	/s/MARK P. COLONNESE
Mark P. Colonnese
Executive Vice President, Commercial Operations
and Chief Financial Officer

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